                                                                   Exhibit 21.0

                    Subsidiary of Daily Journal Corporation

  SUSTAIN Technologies, Inc., a Virginia Corporation ("Sustain"), is an 80% owned subsidiary of the Daily Journal Corporation that was acquired in January 1999. Prior to September 28, 1999, Sustain did business as Choice Information Systems, Inc.

                                                              [End of document]